                            Filed Pursuant to Rule 424(b)(3)
Registration No. 333-265685

PROSPECTUS

ENERGY FOCUS, INC.

5,384,620 Shares of Common Stock

Pursuant to this prospectus, the selling stockholders identified herein are offering on a resale basis an aggregate of 5,384,620 shares of our common stock, par value $0.0001 per share, or common stock, of which (i) 1,313,462 shares are issued and outstanding, (ii) 1,378,848 shares are issuable upon exercise of pre-funded warrants, or the Pre-Funded Warrants, each exercisable into one share of common stock at a price per share of $0.0001, without expiration, and (iii) 2,692,310 shares are issuable upon exercise of common warrants, or the Common Warrants, each exercisable into one share of common stock at a price per share of $1.30, expiring on June 7, 2027. We refer to the Pre-Funded Warrants and the Common Warrants, collectively, as the Warrants. The outstanding shares of common stock and the Warrants were issued to the selling stockholders in connection with a private placement we completed on June 7, 2022, or the Private Placement. We will not receive any of the proceeds from the sale by the selling stockholders of the common stock. Upon any exercise of the Warrants by payment of cash, however, we will receive the exercise price of the Warrants.
The selling stockholders may sell or otherwise dispose of the common stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell or otherwise dispose of the common stock covered by this prospectus in the section entitled “Plan of Distribution” on page 14. Discounts, concessions, commissions and similar selling expenses attributable to the sale of common stock covered by this prospectus will be borne by the selling stockholders. We will pay all expenses (other than discounts, concessions, commissions and similar selling expenses) relating to the registration of the common stock with the Securities and Exchange Commission, or the SEC.
You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in our common stock.
Our common stock is listed on The Nasdaq Capital Market under the symbol “EFOI.” On June 27, 2022, the last reported sale price for our common stock was $1.65 per share.
Investing in our common stock involves substantial risk. Please read “Risk Factors” beginning on page 3 of this prospectus and any risk factors described in any applicable prospectus supplement and in the documents we incorporate by reference.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 28, 2022

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ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, the selling stockholders may sell the securities described in this prospectus in one or more offerings. A prospectus supplement may add to, update or change the information contained in this prospectus. You should read this prospectus and any applicable prospectus supplement, together with the information incorporated herein by reference as described under the heading “Information Incorporated by Reference.”
You should rely only on the information that we have provided or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized, nor has any selling stockholder authorized, any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus or any applicable prospectus supplement. You should not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.
This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus or any applicable prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus or any applicable prospectus supplement is delivered or securities are sold on a later date.
Unless the context otherwise requires, all references to “Energy Focus,” “we,” “us,” “our,” “our company,” or “the Company” in this prospectus refer to Energy Focus, Inc.
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SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus and in the documents we incorporate by reference into this prospectus. The summary is not complete and does not contain all of the information that you should consider before investing in our common stock. After you read this summary, you should read and consider carefully the entire prospectus and any prospectus supplement and the more detailed information and financial statements and related notes that are incorporated by reference into this prospectus and any prospectus supplement. If you invest in our shares, you are assuming a high degree of risk.
Our Company and Business

Energy Focus, Inc. engages primarily in the design, development, manufacturing, marketing and sale of energy-efficient lighting and controls systems and ultraviolet-C light disinfection, or UVCD, products. We develop, market and sell high quality light-emitting diode, or LED, lighting and controls products and UVCD products in the commercial market and military maritime market, or MMM, expanded our offerings into the consumer market beginning in the fourth quarter of 2021. Our mission is to enable our customers to run their facilities, offices, homes and vessels with greater energy efficiency, productivity, and human health and wellness through advanced LED retrofit and UVCD solutions. Our goal is to be the human wellness lighting and LED lighting technology and market leader for the most demanding applications where performance, quality, value, environmental impact and health are considered paramount. We specialize in LED lighting retrofit by replacing fluorescent, high-intensity discharge lighting and other types of lamps in institutional buildings for primarily indoor lighting applications with our innovative, high-quality commercial and military-grade tubular LED, or TLED, products, as well as other LED and lighting control products for commercial and consumer applications. In late 2020, we announced the launch of our UVCD product portfolio. With initial development complete and two products now brought to market, we expect to evaluate the potential development of additional UVCD products in 2022.
The Company was founded in 1985 as Fiberstars, Inc., a California corporation, and reincorporated in Delaware in November 2006. In May 2007, Fiberstars, Inc. merged with and became Energy Focus, Inc., also a Delaware corporation. Our principal executive offices are located at 32000 Aurora Road, Suite B, Solon, Ohio 44139. Our telephone number is 440.715.1300. Our website address is www.energyfocus.com. Information on, or that can be accessed through, our website is not part of this prospectus, other than the documents that we file with the SEC that are specifically incorporated by reference into this prospectus.

Private Placement
On June 3, 2022, the Company entered into a securities purchase agreement, or the Purchase Agreement, with the selling stockholders, pursuant to which the Company agreed to issue and sell, in the Private Placement, (i) an aggregate of 1,313,462 shares of common stock, (ii) Pre-Funded Warrants to purchase up to an aggregate of 1,378,848 shares of common stock and (iii) Common Warrants to purchase up to an aggregate of 2,692,310 shares of common stock, in combinations of one share of common stock or one Pre-Funded Warrant and one Common Warrant for a combined purchase price of $1.30 (less $0.0001 for any Pre-Funded Warrant). Subject to certain ownership limitations, the Warrants are exercisable upon issuance. Each Pre-Funded Warrant is exercisable into one share of common stock at a price per share of $0.0001 (as adjusted from time to time in accordance with the terms thereof) and does not expire. Each Common Warrant is exercisable into one share of common stock at a price per share of $1.30 (as adjusted from time to time in accordance with the terms thereof) and will expire on the fifth anniversary of the date of issuance. In connection with the Private Placement, the Company engaged H.C. Wainwright & Co., LLC to serve as exclusive placement agent. The Private Placement closed on June 7, 2022.
The issuance and sale of the shares of common stock and the Warrants pursuant to the Purchase Agreement and the issuance and sale of the shares of common stock issuable upon exercise of the Warrants were not registered under the Securities Act of 1933, as amended, or the Securities Act, and were offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Regulation D promulgated thereunder.

In connection with the Purchase Agreement, the Company entered into a registration rights agreement, or the Registration Rights Agreement, with each of the selling stockholders. Pursuant to the Registration Rights Agreement, the Company agreed to file a registration statement on Form S-3 for the resale by the selling stockholders of the outstanding shares of common stock that were issued in connection with the closing of the Private Placement, the shares of common stock issued and issuable upon exercise of the Warrants, and any securities issued or then issuable in respect of any such shares of common stock, by June 18, 2022.
We filed the registration statement of which this prospectus forms a part to satisfy our obligations under the Registration Rights Agreement.

RISK FACTORS
Investing in our common stock involves a high degree of risk. You should carefully consider and evaluate the risk factors included in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q that we file with the SEC, which are incorporated herein by reference, together with the risk factors and other information contained in or incorporated by reference into the applicable prospectus supplement, before making an investment decision. The occurrence of any of these risks and uncertainties could harm our business, financial condition, results of operations or growth prospects. As a result, the trading price of our common stock could decline, and you could lose all or part of your investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and any prospectus supplement contains and incorporates by reference statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “feels,” “seeks,” “forecasts,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “could” or “would” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and any prospectus supplement and in the documents incorporated by reference herein and include statements regarding our intentions, beliefs, or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies, capital expenditures, and the industry in which we operate.
By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Although we base these forward-looking statements on assumptions that we believe are reasonable when made in light of information currently available to us, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and industry developments may differ materially from statements made in or suggested by the forward-looking statements contained in this prospectus and any prospectus supplement. In addition, even if our results of operations, financial condition and liquidity, and industry developments are consistent with the forward-looking statements contained in this prospectus and any prospectus supplement, those results or developments may not be indicative of results or developments in subsequent periods.
We believe that important factors that could cause our actual results to differ materially from forward-looking statements include, but are not limited to, the risks and uncertainties outlined in the “Risk Factors” incorporated by reference into this prospectus from our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and contained in or incorporated by reference into any prospectus supplement and other matters described herein generally. Some of these factors include:
•instability in the U.S. and global economies and business interruptions experienced by us, our customers and our suppliers as a result of the coronavirus, or COVID-19, pandemic and related impacts on travel, trade and business operations;
•the competitiveness and market acceptance of our LED lighting, control and UVCD technologies and products;
•our ability to compete effectively against companies with lower prices or cost structures, greater resources, or more rapid development capabilities, and new competitors in our target markets;
•our ability to extend our product portfolio into new end markets, including consumer products;
•our ability to realize the expected novelty, effectiveness, affordability and availability of our UVCD products and their appeal compared to other competing products;
•our ability to increase demand in our targeted markets and to manage sales cycles that are difficult to predict and may span several quarters;
• the timing of large customer orders, significant expenses and fluctuations between demand and capacity as we invest in growth opportunities;
•our ability to successfully scale our network of sales representatives, agents, distributors and other channel partners to compete with the sales reach of larger, established competitors;
•our ability to implement plans to increase sales and control expenses;

•our reliance on a limited number of customers for a significant portion of our revenue, and our ability to maintain or grow such sales levels;
•our ability to add new customers to reduce customer concentration;
•our need for and ability to obtain additional financing in the near term, on acceptable terms or at all, to continue our operations;
•our ability to refinance or extend maturing debt on acceptable terms or at all;
•our ability to continue as a going concern for a reasonable period of time;
•our ability to attract and retain a new chief executive officer and a new chief financial officer;
•our ability to attract, develop and retain qualified personnel, and to do so in a timely manner;
•our reliance on a limited number of third-party suppliers and research and development partners, our ability to manage third-party product development and obtain critical components and finished products from such suppliers on acceptable terms and of acceptable quality despite ongoing global supply chain challenges, and the impact of our fluctuating demand on the stability of such suppliers;
•our ability to timely, efficiently and cost-effectively transport products from our third-party suppliers by ocean marine and other logistics channels despite global supply chain and logistics disruptions;
•the impact of any type of legal inquiry, claim or dispute;
•the inflationary or deflationary general economic conditions in the United States and in other markets in which we operate or secure products, which could affect our ability to obtain raw materials, component parts, freight, energy, labor, and sourced finished goods in a timely and cost-effective manner;
•our dependence on military maritime customers and on the levels and timing of government funding available to such customers, as well as the funding resources of our other customers in the public sector and commercial markets;
•business interruptions resulting from geopolitical actions, including war and terrorism, natural disasters, including earthquakes, typhoons, floods and fires, or from health epidemics or pandemics or other contagious outbreaks;
•our ability to respond to new lighting and air disinfection technologies and market trends;
•our ability to fulfill our warranty obligations with safe and reliable products;
•any delays we may encounter in making new products available or fulfilling customer specifications;
•any flaws or defects in our products or in the manner in which they are used or installed;
•our ability to protect our intellectual property rights and other confidential information, and manage infringement claims by others;
•our compliance with government contracting laws and regulations, through both direct and indirect sale channels, as well as other laws, such as those relating to the environment and health and safety;
•risks inherent in international markets, such as economic and political uncertainty, changing regulatory and tax requirements and currency fluctuations, including tariffs and other potential barriers to international trade;

•our ability to maintain effective internal controls and otherwise comply with our obligations as a public company; and
•our ability to maintain compliance with the continued listing standards of The Nasdaq Stock Market.
In light of the foregoing, we caution you not to place undue reliance on our forward-looking statements. Any forward-looking statement that we make in this prospectus and any prospectus supplement speaks only as of the date of such statement, and we undertake no obligation to update any forward-looking statement or to publicly announce the results of any revision to any of those statements to reflect future events or developments, except as required by law. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless specifically expressed as such, and should only be viewed as historical data. Furthermore, new risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us.

USE OF PROCEEDS
We will not receive any of the proceeds from any sale or other disposition of the common stock covered by this prospectus. All proceeds from the sale of the common stock will be paid directly to the selling stockholders. We will receive proceeds upon the cash exercise of the Warrants, however. Assuming full cash exercise of the Warrants, we would receive proceeds of approximately $3.5 million. We currently intend to use any cash proceeds from a Warrant exercise for general corporate purposes, and may use up to 50% of such proceeds to reduce the balance of the outstanding promissory note issued to Streeterville Capital, LLC, or Streeterville, on April 27, 2021, or the 2021 Promissory Note, or the outstanding promissory note issued to Streeterville on April 21, 2022, or the 2022 Promissory Note and, together with the 2021 Promissory Note, the Promissory Notes. To the extent the resale of the shares of common stock underlying the Warrants is registered under the Securities Act and there is a prospectus available for such registered resale, holders of Warrants are required to pay the exercise price for the Warrants in cash. If no such registration statement and prospectus are available, the Warrants may be exercised through cashless exercise, where the holder of the Warrant receives fewer shares upon exercise of their Warrant, but does not pay the Company any cash to exercise the Warrant.
As of June 16, 2022, the amount outstanding under the 2021 Promissory Note, which matures on April 27, 2023, was approximately $0.9 million and the amount outstanding under the 2022 Promissory Note, which matures on April 21, 2024, was approximately $2.0 million. The Promissory Notes accrue interest at 8% per annum, compounded daily, on the outstanding balance.

DESCRIPTION OF CAPITAL STOCK
The following is a brief description of our common stock and, to the extent the rights of the Series A Preferred Stock may materially limit or qualify the rights evidenced by our common stock, we describe our Series A Preferred Stock. This description of the terms of our common stock does not purport to be complete and is subject to and qualified in its entirety by reference to the applicable provisions of Delaware General Corporation Law, or the DGCL, and the full text of our certificate of incorporation and our bylaws.
General
Our certificate of incorporation provides that we may issue up to 55,000,000 shares of stock comprised of the following:
•50,000,000 shares of common stock, par value $0.0001 per share; and
•5,000,000 shares of preferred stock, par value $0.0001 per share.
Common Stock
Holders of our common stock are entitled to one vote per share on all matters to be voted upon by stockholders. In accordance with Delaware law, the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present shall be the act of the stockholders. The shares of common stock have no pre-emptive rights, no redemption or sinking fund provisions, and are not liable for further call or assessment.
Holders of our common stock are entitled to receive dividends when and as declared by our board of directors out of funds legally available for dividends. We have not declared or paid any cash dividends and we do not anticipate paying cash dividends in the foreseeable future.
Upon a liquidation of the Company, our creditors and holders of our preferred stock with preferential liquidation rights will be paid before any distribution to holders of our common stock. The holders of common stock would be entitled to receive a pro rata distribution per share of any excess amount.
Preferred Stock
Our certificate of incorporation empowers our board of directors to issue up to 5,000,000 shares of preferred stock from time to time in one or more series. Our board of directors may fix the designation, privileges, preferences and rights and the qualifications, limitations and restrictions of those shares, including dividend rights, conversion rights, voting rights, redemption rights, terms of sinking funds, liquidation preferences and the number of shares constituting any additional series or the designation of the series. Terms selected could decrease the amount of earnings and assets available for distribution to holders of our common stock or adversely affect the rights and power, including voting rights, of the holders of our common stock without any further vote or action by the stockholders. The rights of holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued by us in the future. The issuance of preferred stock could have the effect of delaying or preventing a change in control of us or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock, and may adversely affect the voting and other rights of the holders of common stock.
Our board of directors has designated 3,300,000 shares of our preferred stock as Series A Convertible Preferred Stock, which have the following rights, preference and privileges in relation to our common stock.
Rank. The Series A Preferred Stock ranks senior to our common stock with respect to the payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Company.
Conversion. Any holder of Series A Preferred Stock has the right by written election to the Company to convert all or any portion of the outstanding shares of Series A Preferred Stock held by such holder into an aggregate number of shares of our common stock initially on a one-for-one basis (as adjusted for any stock splits, stock dividends, recapitalizations or similar transaction with respect to our common stock). After taking into account the 1-for-5 reverse stock split of our common stock on June 11, 2020, each share of Series A Preferred Stock is convertible into 0.20 of a share of common stock.
Dividends. If we pay a dividend or distribution on our common stock, we will simultaneously declare and pay a dividend on the Series A Preferred Stock on a pro rata basis with our common stock determined on an as-converted basis assuming all shares of Series A Preferred had been converted into common stock as of immediately prior to the record date of the applicable dividend (or if no record date is fixed, the date as of which the record holders of our common stock entitled to such dividends are to be determined).
Voting. Each holder of outstanding shares of Series A Preferred Stock is entitled to vote with holders of outstanding shares of our common stock, voting together as a single class, with respect to any and all matters presented to the stockholders of the Company for their action or consideration, except as provided by law. In any such vote, each share of Series A Preferred Stock shall be entitled to a number of votes equal to 55.37% of the number of shares of common stock into which such share of Series A Preferred Stock is convertible. As a result, each share of Series A Preferred Stock is entitled to 0.11074 votes on each matter to be voted on by the stockholders of the Company.
Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws
Our certificate of incorporation and bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and that may have the effect of delaying, deferring or preventing a future takeover or change in control of the Company unless that takeover or change in control is approved by our Board of Directors. These provisions include:
Action by Written Consent. Our bylaws provide that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting.
Advance Notice Procedures. Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the Board of Directors. Stockholders at an annual meeting are only able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board of Directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in accordance with our bylaws, of the stockholder’s intention to bring that business before the meeting. Although the bylaws do not give the Board of Directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.
Authorized but Unissued Shares. Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.
Delaware Anti-Takeover Statute
We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•prior to the date of the transaction, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, calculated as provided under Section 203; or
•at or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.
Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.
The provisions of Delaware law and the provisions of our certificate of incorporation and our bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they might also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions might also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.
Limitations on Liability and Indemnification of Officers and Directors
Our certificate of incorporation limits the liability of our directors to the fullest extent permitted by the DGCL, and our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by such law.
Listing
Our common stock is listed on The Nasdaq Capital Market under the symbol “EFOI.”
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Broadridge Corporate Issuer Solutions, P.O. Box 1342, Brentwood, New York 11717.

PRIVATE PLACEMENT OF SHARES OF COMMON STOCK AND WARRANTS
On June 3, 2022, the Company entered into the Purchase Agreement with the selling stockholders, pursuant to which the Company agreed to issue and sell, in the Private Placement, (i) an aggregate of 1,313,462 shares of common stock, (ii) Pre-Funded Warrants to purchase up to an aggregate of 1,378,848 shares of common stock and (iii) Common Warrants to purchase up to an aggregate of 2,692,310 shares of common stock, in combinations of one share of common stock or one Pre-Funded Warrant and one Common Warrant for a combined purchase price of $1.30 (less $0.0001 for any Pre-Funded Warrant). Subject to certain ownership limitations, the Warrants are exercisable upon issuance. Each Pre-Funded Warrant is exercisable into one share of common stock at a price per share of $0.0001 (as adjusted from time to time in accordance with the terms thereof) and does not expire. Each Common Warrant is exercisable into one share of common stock at a price per share of $1.30 (as adjusted from time to time in accordance with the terms thereof) and will expire on the fifth anniversary of the date of issuance. In connection with the Private Placement, the Company engaged H.C. Wainwright & Co., LLC to serve as exclusive placement agent. The Private Placement closed on June 7, 2022.
The issuance and sale of the shares of common stock and the Warrants pursuant to the Purchase Agreement and the issuance and sale of the shares of common stock issuable upon exercise of the Warrants were not registered under the Securities Act and were offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Regulation D promulgated thereunder.
In connection with the Purchase Agreement, the Company entered into the Registration Rights Agreement with each of the selling stockholders. Pursuant to the Registration Rights Agreement, the Company filed a registration statement on Form S-3 for the resale by the selling stockholders of the outstanding shares of common stock that were issued in connection with the closing of the Private Placement, the shares of common stock issued and issuable upon exercise of the Warrants, and any securities issued or then issuable in respect of any such shares of common stock, by June 18, 2022.
We filed the registration statement of which this prospectus forms a part to satisfy our obligations under the Registration Rights Agreement.

SELLING STOCKHOLDERS
The common stock being offered by the selling stockholders are those previously issued to the selling stockholders in connection with the closing of the Private Placement and those issued and issuable to the selling stockholders upon exercise of the Warrants. For additional information regarding the issuances of those shares of common stock and Warrants, see “Private Placement of Shares of Common Stock and Warrants” above. We have registered the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the beneficial ownership of securities of the Company, including the shares of common stock covered hereby and the Warrants, none of the selling stockholders or any persons who have control over the selling stockholders have had any material relationship with us within the past three years.
The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by each selling stockholder, based on its ownership of the shares of common stock and Warrants, as of June 7, 2022, assuming exercise of the Warrants held by the selling stockholders on that date, without regard to any limitations on exercises.
The third column lists the shares of common stock being offered by this prospectus by the selling stockholders.
In accordance with the terms of the Registration Rights Agreement, this prospectus generally covers the resale of the sum of (i) the number of shares of common stock issued to the selling stockholders in the “Private Placement of Shares of Common Stock and Warrants” described above and (ii) the maximum number of shares of common stock issuable upon exercise of the Warrants, determined as if the Warrants were exercised in full as of the trading day immediately preceding the date the registration statement of which this prospectus forms a part was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the Registration Right Agreement, without regard to any limitations on the exercise of the Warrants. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.
Under the terms of the Warrants, a selling stockholder may not exercise the Warrants to the extent such exercise would cause such selling stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% or 9.99%, as applicable, of our then outstanding common stock following such exercise, excluding for purposes of such determination the shares of common stock issuable upon exercise of the Warrants which have not been exercised. The number of shares in the second and fourth columns do not reflect this limitation. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Shares of Common Stock Owned After Offering
			Number	Percentage of Outstanding Common Stock(1)
Armistice Capital Master Fund Ltd.(2)	5,017,924	4,307,696	710,228	4.99%
Lind Global Fund II LP(3)	624,712	538,462	86,250	1.1%
Lind Global Macro Fund LP(4)	624,712	538,462	86,250	1.1%
Total	6,267,348	5,384,620	882,728	7.19%
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(1) Percentages are based on 7,767,489 shares of common stock outstanding on June 16, 2022.
(2) Beneficial ownership includes 775,000 shares of common stock issued in connection with the closing of the Private Placement, 1,378,848 shares of common stock issuable upon exercise of Pre-Funded Warrants and 2,153,848 shares of common stock issuable upon exercise of Common Warrants. The securities are directly held by Armistice Capital Master Fund Ltd. (the “Master Fund”), a Cayman Islands corporation, and may be deemed to be indirectly beneficially owned by Armistice Capital, LLC (“Armistice”), as the investment manager of the Master Fund. Armistice and Steven Boyd disclaim beneficial ownership of the reported securities except to the extent of their respective pecuniary interest therein. The Pre-Funded Warrants and Common Warrants are each subject to certain beneficial ownership limitations that prohibit the Master Fund from exercising any portion of either of them if, following the exercise, Master Fund’s ownership of our common stock would exceed the relevant warrant’s ownership limitation. The address of the Master Fund is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022. The beneficial ownership amount includes shares of common stock underlying warrants held by the Master Fund that are subject to limitations on the right to exercise, to the extent that after giving effect to such exercise, the Master Fund, would, when aggregated with all other shares of common stock beneficially owned by the Master Fund at such time, beneficially own shares of common stock in excess of 4.99% of the number of shares of common stock outstanding (measured after giving effect to the issuance of shares of common stock issuable upon exercise of the warrants). Prior to and following the offering, the Master Fund held and will hold warrants to purchase 710,228 shares of common stock that are subject to the 4.99% limitation on the right to exercise.
(3) Beneficial ownership includes 269,231 shares of common stock issued in connection with the closing of the Private Placement and 269,231 shares of common stock issuable upon exercise of Common Warrants. The securities are directly owned by Lind Global Fund II LP, and may be deemed to be indirectly beneficially owned by Jeff Easton as Managing Director of the general partner of Lind Global Fund II LP. Jeff Easton may also be deemed to beneficially own the securities owned by Lind Global Macro Fund LP. Mr. Easton disclaims beneficial ownership over the securities listed except to the extent of his pecuniary interest therein. The principal business address of Lind is 444 Madison Ave, 41st Floor, New York, NY 10022. See footnote (4).
(4) Beneficial ownership includes 269,231 shares of common stock issued in connection with the closing of the Private Placement and 269,231 shares of common stock issuable upon exercise of Common Warrants. The securities are directly owned by Lind Global Macro Fund LP, and may be deemed to be indirectly beneficially owned by Jeff Easton as Managing Director of the general partner of Lind Global Macro Fund LP. Jeff Easton may also be deemed to beneficially own the securities owned by Lind Global Fund II LP. Mr. Easton disclaims beneficial ownership over the securities listed except to the extent of his pecuniary interest therein. The principal business address of Lind is 444 Madison Ave, 41st Floor, New York, NY 10022. See footnote (3).

PLAN OF DISTRIBUTION
Each selling stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock covered hereby on The Nasdaq Capital Market or any other stock exchange, market or trading facility on which the common stock is traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares of common stock:
•ordinary brokerage transactions and transactions in which the broker‑dealer solicits purchasers;
•block trades in which the broker‑dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•purchases by a broker‑dealer as principal and resale by the broker‑dealer for its account;
•an exchange distribution in accordance with the rules of the applicable exchange;
•privately negotiated transactions;
•settlement of short sales;
•in transactions through broker‑dealers that agree with the selling stockholders to sell a specified number of such shares of common stock at a stipulated price per share;
•through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•a combination of any such methods of sale; or
•any other method permitted pursuant to applicable law.
The selling stockholders may also sell shares of common stock under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.
Broker‑dealers engaged by the selling stockholders may arrange for other brokers‑dealers to participate in sales. Broker‑dealers may receive commissions or discounts from the selling stockholders (or, if any broker‑dealer acts as agent for the purchaser of shares of common stock, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with Rule 2121 of the Financial Industry Regulatory Authority, or FINRA; and in the case of a principal transaction, a markup or markdown in compliance with FINRA Rule 2121.
In connection with the sale of the shares of common stock covered by this prospectus or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of common stock short and deliver these shares to close out their short positions, or loan or pledge the shares to broker-dealers that in turn may sell these shares. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares of common stock covered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock covered hereby may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the

Securities Act. Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the shares of common stock.
The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares of common stock covered hereby. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.
We agreed to keep the registration statement of which this prospectus forms a part effective until the earlier of (i) the date on which the shares of common stock covered hereby may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares of common stock covered hereby have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The shares of common stock will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares of common stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares of common stock covered hereby may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS
The validity of the shares of common stock offered hereby will be passed upon for us by Jones Day. Certain legal matters in connection with this offering will be passed upon for any agents or underwriters by counsel for such agents or underwriters identified in the applicable prospectus supplement.
EXPERTS
The consolidated financial statements and financial statement schedule as of December 31, 2021 and 2020 and for the years then ended incorporated by reference in this Prospectus and in the Registration Statement have been so incorporated in reliance on the report of GBQ Partners, LLC, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-3 under the Securities Act that registers the shares of our common stock covered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto. For further information with respect to us and our common stock, you should refer to the registration statement and the exhibits filed as a part of the registration statement. Statements contained in or incorporated by reference into this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or one of our filings with the SEC that is incorporated by reference into the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement contained in or incorporated by reference into this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.
We are subject to the informational reporting requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website at http://www.sec.gov.
We make available, free of charge, on our website at www.energyfocus.com, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports and statements as soon as reasonably practicable after they are filed with the SEC. The contents of our website are not part of this prospectus, and the reference to our website does not constitute incorporation by reference into this prospectus of the information contained on or through that site, other than documents we file with the SEC that are specifically incorporated by reference into this prospectus.

INFORMATION INCORPORATED BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
We incorporate by reference the documents listed below and any future documents that we file with the SEC (excluding any portion of such documents that are furnished and not filed with the SEC) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (1) after the date of the initial filing of the registration statement of which this prospectus forms a part prior to the effectiveness of the registration statement and (2) after the date of this prospectus until the offering of the securities is terminated:
•our Annual Report on Form 10-K for our fiscal year ended December 31, 2021, filed with the SEC on March 17, 2022;
•our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022, filed with the SEC on May 12, 2022;;
•our Current Reports on Form 8-K filed with the SEC on January 11, 2022, February 17, 2022, February 24, 2022, April 25, 2022, April 29, 2022, June 6, 2022 (Item 1.01, Item 3.02 and Item 9.01 (Exhibits 4.1, 10.1 and 10.2) only) and June 24, 2022; and
•the description of our common stock contained in our Registration Statement on Form 8-A, registering our common stock under Section 12(b) under the Exchange Act, filed with the SEC on July 29, 2014, as updated by the description of our common stock contained in Exhibit 4.4 to our Annual Report on Form 10-K for the year ended December 31, 2020 and any amendments or reports filed for the purpose of updating such description.
You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Energy Focus, Inc., 32000 Aurora Road, Suite B, Solon, Ohio 44139; telephone number (440) 715-1300.
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